1950 Spectrum Circle, Suite 300
Marietta, GA 30067
1-888-502-BLUE
www.BlueLinxCo.com

FOR IMMEDIATE RELEASE

BlueLinx Announces Appointment of Carol B. Yancey to Board of Directors

MARIETTA, Ga., February 11, 2021 - BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building and industrial products in the United States, today announced that Carol B. Yancey, the Executive Vice President and Chief Financial Officer of Genuine Parts Co. (“GPC”), a company listed on the New York Stock Exchange, has been appointed to BlueLinx’s Board of Directors, effective February 15, 2021. In addition, Carol will serve as a member of the board’s audit and nominating and corporate governance committees for the duration of her term.

“We are excited to welcome Carol as our newest independent director to the BlueLinx board of directors,” said Kim Fennebresque, chairman of the board. “Carol will complement the skills and experience of our current board members as we move forward in achieving our short and long-term growth strategies.”

“Carol will add to the richness of our board, as her financial acumen and unique industry perspectives will help us in many areas, including capital markets, operational and administrative efficiency and margin enhancement,” said Mitch Lewis, President and CEO.

Carol has been the Executive Vice President and Chief Financial Officer of GPC since March 2013. She joined GPC in 1991 as the Director of Investor Relations, and has served in a variety of leadership roles at GPC prior to being appointed as the Executive Vice President and Chief Financial Officer of GPC. Carol worked in public accounting for six years prior to joining GPC.

Carol earned a Bachelor’s degree in accounting from the J.M. Tull School of Accounting at the University of Georgia.

About BlueLinx Holdings Inc.
BlueLinx (NYSE: BXC) is a leading wholesale distributor of building and industrial products in the United States with over 50,000 branded and private-label SKUs, and a broad distribution footprint servicing 40 states. BlueLinx has a differentiated distribution platform, value-driven business model and extensive cache of products across the building products industry. Headquartered in Marietta, Georgia, BlueLinx has approximately 2,000 associates and distributes its comprehensive range of structural and specialty products to approximately 15,000 national, regional, and local dealers, as well as specialty distributors, national home centers, industrial, and manufactured housing customers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

Contacts:
Investors:
Kelly C. Janzen, SVP, CFO & Treasurer
BlueLinx Holdings Inc.
(770) 953-7000

Mary Moll, Investor Relations
(866) 671-5138
investor@bluelinxco.com